Exhibit 5.1
[McKenna Long & Aldridge LLP Letterhead]
June 30, 2008
Board of Directors
US Airways Group, Inc.
111 West Rio Salado Parkway
Tempe, Arizona 85281
     Re:     US Airways Group, Inc. 2008 Equity Incentive Plan
Ladies and Gentlemen:
     We have acted as counsel to US Airways Group, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) that is being filed by the Company with the Securities and Exchange Commission. Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, a total of 6,700,000 shares of the Company’s Common Stock, par value $.01 per share (the “Plan Shares”), which may be issued as stock awards or upon the exercise of options or stock appreciation rights which may be granted in the future pursuant to the US Airways Group, Inc. 2008 Equity Incentive Plan (the “Plan”).
     The opinion hereinafter set forth is given at the request of the Company pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matter set forth in numbered paragraph (1) below (our “Opinion”), and no opinion is implied or to be inferred beyond such matter. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.
     Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.
     In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the record of corporate proceedings, and the Plan. In making all of our examinations, we assumed the genuineness of all signatures, the authority of the persons who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any

US Airways Group, Inc.
June 30, 2008

persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.
     As to various factual matters that are material to our Opinion, we have relied upon: (i) factual statements set forth in a certificate of an officer of the Company, (ii) resolutions adopted by the Board of Directors of the Company, dated April 10, 2008, together with a consent action of the Board of Directors of the Company, dated as of June 30, 2008, (iii) a record of the proceedings of the 2008 Annual Meeting of the Stockholders of the Company on June 11, 2008, including evidence of the proposals approved by the stockholders at such meeting, and (iv) originals or copies of certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.
     We do not herein express any opinion concerning any matter respecting or affected by any laws other than provisions of the General Corporation Law of the State of Delaware as now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as the issuance of the Plan Shares. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.
     Based upon and subject to the foregoing, we are of the following opinion:
(1)	the Plan Shares, when issued upon the grant of stock awards or the exercise of options or stock appreciation rights granted in accordance with the terms of the Plan against payment in full of the exercise price therefor, if any, established in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ McKENNA LONG & ALDRIDGE LLP
McKENNA LONG & ALDRIDGE LLP